EXHIBIT 21.01

                                              SUBSIDIARIES OF THE REGISTRANT



Biomet, Inc. (the Registrant; Indiana corporation)

Domestic Subsidiaries:

         OEC Ltd., Inc. (Delaware corporation)
         Biomet Acquisition Corp. (Delaware corporation)
         Biomet International, Inc. (Virgin Islands corporation)
         Biomet Investment Corp. (Delaware corporation)
         Electro-Biology, Inc. (Delaware corporation)
         EBI Holding, Inc. (Delaware corporation)
         EBI Medical Systems, Inc. (Delaware corporation)
         Arthrotek, Inc. (Indiana corporation)
         BHC Laboratories, Inc. (Delaware corporation)
         Vascu-Med, Inc. (Indiana corporation)
         Poly-Medics, Inc. (Indiana corporation)
         Walter Lorenz Surgical, Inc. (Florida corporation)
         Kirschner Acquisition Corp. (Delaware corporation)

Foreign subsidiaries:

         Biomet Ltd. (U.K. corporation)
         Effner Biomet GmbH (German corporation)
         Biomet SpA (Italian corporation)
         EBI Medical Systems Ltd. (U.K. corporation)
         Biomet Ltda. (Brazilian corporation)
         Polymers Reconstructive A/S (Danish corporation)


Each subsidiary is wholly-owned by its immediate parent, except for the following:

BHC Laboratories, Inc. of which Biomet, Inc. owns 50% of the outstanding shares; Polymers Reconstructive A/S of which Biomet, Inc. owns 51% of the outstanding shares; Biomet SpA of which Biomet Ltd. owns 51% of the outstanding shares.